EXHIBIT 10.56

                        AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is made by and between GelStat Corporation, a Minnesota corporation with its principal office at 1650 West 82nd Street, Suite 1200, Bloomington, Minnesota (the "Company"), and Richard W. Ringold ("Ringold") as of the 1st day of July, 2004 (the "Execution Date").

WITNESSETH:

WHEREAS, the Company and Ringold are parties to a certain Employment Agreement dated July 9, 2003 (the "Original Employment Agreement").

WHEREAS, the Company continues to find itself in a period of rapid growth, which growth has created the need for Ringold to play an expanded role in operations as an executive with strong operating capability, including global business development experience; and,

WHEREAS, the Board of Directors of the Company (the "Board") has determined it is in the best interest of the Company and its shareholders to further utilize the services of Ringold, to further incent him in accordance with additional duties and obligations relating to his operating capability and global business development experience and to more fully employ his assistance in the day to day management of the Company; and,

WHEREAS, the Board expects to promote Ringold to the position of President, and Ringold desires to render services to the Company in that position, or as otherwise specified herein, subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, it is agreed as follows:

1.    Employment.

      A. Notwithstanding that the parties have executed this Agreement as of the Execution Date, this Agreement shall not be effective or binding upon either of them until and unless it has been duly approved by the Board at a meeting of the Board or by written action. If such approval is obtained on or before September 30, 2004, then the Execution Date shall become the Effective Date ("Effective Date"). If such approval does not occur on or before such date, then this Agreement shall be null and void ab initio and the Original Employment Agreement alone will apply to Ringold's employment by the Company. In such latter case, Ringold acknowledges and agrees that no compensation or other benefits described in this Agreement, whether in the form of cash, options or any other benefits, will be owed to him or payable to him.

      B. If this Agreement is duly approved by the Board on or before September 30, 2004, then as of the close of business on June 30, 2004, the Original Employment Agreement will end without further obligation to either the Company or Ringold and this Agreement alone will apply to Ringold's Employment, provided, however, that certain Incentive Stock Option Agreement dated July 9, 2003 (the "2003 Option Agreement"), shall continue in full force and effect.

      C. Subject to the provisions for Termination set forth below, the Company employs Ringold as President, pursuant to the terms and conditions of this Agreement effective on the Effective Date, and Ringold hereby accepts such employment by the Company upon such terms and conditions (the "Employment"). Ringold understands and acknowledges that, except as otherwise provided for herein, his Employment with the Company is for an unspecified duration and constitutes "at-will" employment. Ringold acknowledges that, except as otherwise provided in this Agreement, this Employment relationship may be terminated at any time, with or without good cause, at the option either of the Company or himself, with or without notice. Ringold also understands and acknowledges that he will not become President of the Company until the CEO appoints him to that position and the approval of this Agreement alone shall not constitute Ringold's election as President, but rather the CEO shall appoint him as President immediately upon the demotion, departure or other termination of Russ Mitchell as President.


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2.    Term. Unless earlier terminated pursuant to the provisions hereof,
      Ringold's employment under this Agreement shall be for a thirty six consecutive month term commencing on the Effective Date and ending 36 months thereafter (the "Term").

3. Responsibilities and Duties. During the Term, and upon his election as such, Ringold shall act as President, or in such alternate capacity as may be agreed between the parties in writing from time to time ("Position"), and shall have such responsibilities and duties as are agreed upon and determined from time to time by the Company. Ringold agrees to give his best efforts to carry out his duties in an efficient, timely and professional manner and in the continuing best interests of the Company. Subject to the supervision and pursuant to the orders, advice, and direction of the Company, Ringold shall in his Position perform such duties as are customarily performed by one holding such a Position in other businesses or enterprises of the same or similar nature as that engaged in by the Company. Ringold shall additionally render such other and unrelated services and duties as may be reasonably assigned to him from time to time by the Board or Chief Executive Officer of the Company ("CEO"). Ringold's duties may be reasonably modified at the Board's or CEO's discretion from time to time. Ringold shall report directly to the CEO or to such other executive as the CEO or the Board may designate.

4. Manner of Performance. Ringold shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the abovementioned premises and at such other place or places as the Company shall in good faith require or as the interests, needs, business, and opportunities of the Company shall require or make advisable, except as otherwise specifically provided for herein.

5. Loyalty to Company's Interests. Ringold shall devote all of his working time, attention, knowledge, and skill solely and exclusively to the business and interests of the Company, and the Company shall be entitled to all benefits, emoluments, profits, or other issues arising from or incident to any and all work, services, and advice of Ringold. Ringold expressly agrees that during the term hereof he will not be interested, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, or in any other form or capacity, in any other business similar to employer's business or any allied trade, except that nothing herein contained shall be deemed to prevent or limit the right of Ringold to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or which are regularly traded on any public exchange, provided however that Ringold shall not acquire a five percent (5%) or greater stake in any such company. Notwithstanding anything to the contrary, Ringold agrees hereby that he will not accept a position as a board member or advisor to more than one (1) outside entity without the express written consent of the Company and furthermore that such consent, even once having been given, may be revoked by the Company on ninety (90) calendar days written notice. In the case of any such revocation of consent, Ringold agrees to terminate his previously authorized association within ninety (90) calendar days. Notwithstanding anything to the contrary, Ringold may devote that portion of his time and energy to the business of any subsidiary of the Company or other related party as expressly approved by the board or CEO. In such case where such involvement with a related party is approved, nothing herein shall be understood to prevent Ringold from receiving compensation specific to such activity, either directly from the related entity or from the Company.

6. Confidentiality of Proprietary Information. Ringold agrees, during and after the Term of his Employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Ringold reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining Ringold from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against Ringold for a breach or threatened breach of this condition, including the recovery of damages from Ringold. In addition, Ringold agrees that at his Termination for any reason, or at the expiration or Termination of his Employment according to this Agreement, he will promptly deliver to the Company or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, in his possession or control. The provisions of this Section shall survive the termination of this Agreement.


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7.    Confidentiality, Invention and Non-Compete Agreement. At or prior to the
      Effective Date, as a condition of this Agreement, in order to induce the Company to enter this Agreement and in return for the benefits conveyed hereby, Ringold shall reaffirm or enter into a separate agreement with the Company, in such form as is reasonably satisfactory to the Company, which separate agreement, (i) restricts Ringold from engaging in competition with the Company in regard to products then marketed, owned or under development by the Company, for a period of two years following the Termination of employment; (ii) requires that Ringold maintain in confidentiality all confidential information, and that; (iii) subject to Minnesota Statute ss.181.78 provides that all inventions, original works of authorship, developments, improvements and trade secrets which he makes, conceives, learns or reduces to practice, either alone or jointly with others, during the period of Employment and which are related to or useful in the Company's business, or which result from tasks assigned by the Company or from use of Company confidential information or facilities, are the sole property of the Company, and that he will assist the Company in obtaining and enforcing any copyrights, patents, or other intellectual property rights relating thereto in any and all countries both during his Employment and beyond the Termination thereof. Pursuant to Minnesota Statute ss.181.78 the foregoing assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Ringold's own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Ringold for the Company.

      The parties agree that such provisions as set forth in a separate agreement shall survive termination of this Agreement and Termination of Ringold's employment for any reason. If Ringold's assistance is needed when he is not employed by the Company, the Company shall compensate Ringold for his assistance at a rate of seventy five ($75) dollars per hour, and shall, in addition, reimburse Ringold for any direct expenses he incurs in connection with providing such assistance.

8. Termination of Employment. Employment is effective and commences on the Effective Date and shall continue for three years (thirty six consecutive months) or until otherwise terminated hereunder ("Termination"). With or without good cause, the Company may terminate Ringold's Employment at any time, without prior notice, which Termination becomes effective immediately upon written notice to Ringold. For purposes of this Agreement, good cause ("Good Cause") shall be understood to be any of the following: (i) Ringold's willful refusal to or failure to follow directives of the Board or Chief Executive Officer which are lawful, reasonable, and consistent with Ringold's Position, and which is not cured within fifteen (15) business days after written notice from the Company and which results in or causes a material adverse effect on the Company;
      (ii) conviction or plea of nolo contendere to a felony; (iii) a formal criminal charge or arrest for a crime involving moral turpitude which could result in substantial damage or embarrassment to the Company; or,
      (iv) Ringold has engaged in conduct that constitutes willful gross misconduct with regard to his employment duties, such gross misconduct resulting in economic harm or loss to the Company, provided that (1) for purposes of determining whether conduct constitutes willful gross misconduct, no act on Ringold's part shall be considered "willful" unless done by Ringold in bad faith or without reasonable belief that such action was in the best interests of the Company and (2) Ringold has been given written notice by the Company of said violation of this Section and a reasonable opportunity to cure said violation. Termination for any other reason whatsoever, including Ringold's death or Permanent Disability (as hereinafter defined) shall be considered Termination without good cause ("Without Good Cause"). Ringold may voluntarily elect to terminate his Employment ("Voluntary Resignation") at any time, which Termination becomes effective immediately upon written notice to the Company. Ringold may also resign and terminate his employment for good reason ("Resignation for Good Reason") where good reason ("Good Reason") shall be understood to be any of the following: (i) a demotion such that Ringold's job duties are substantially diminished, provided however that a reduction in the number of hours worked shall not by itself be considered a demotion; (ii) Ringold's base salary ("Base Salary"), as provided for hereby, is reduced by more than 10%, provided however that a change in value of any stock options granted or vested, which change in value results from open market changes in the price or value of the underlying security (the common stock) shall not by itself constitute such a reduction in compensation;
      (iii) the Company materially breaches this Agreement; (iv) the Company relocates Ringold to an office more than thirty (30) miles from the office location initially given herein, which relocation is for a period greater than seven (7) calendar days or which relocation is for a period greater than thirty (30) calendar days in any 365 calendar day period, except in the case where such relocation is with Ringold's express, written and prior approval; (v) the Company officially notifies Ringold that the Company will take any of the actions listed above; or, (vi) there is a "Change in Control" as defined in "Appendix A" attached hereto. Notwithstanding anything to the contrary, any event that would otherwise be considered to constitute reason for Resignation for Good Reason shall cease to be considered such if: (i) Ringold does not terminate employment within sixty (60) calendar days after such event occurs; or (ii) the Company reverses the action or cures the default or condition that constitutes Good Reason within fifteen (15) business days after having received written notice by Ringold of his belief that Good Reason exists and of his intention to terminate his employment by Resignation for Good Reason, which fifteen (15) business day notice shall be required in the case of Resignation for Good Reason.


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9.    Benefits Upon Termination. In each and every case of Termination, Ringold shall immediately receive: (i) prompt payment of any earned but unpaid Base Salary or Amended Base Salary as then in effect, whichever is greater; (ii) a prorata amount of any bonus and/or incentive plan compensation due Ringold based on his or the Company's performance up until and at the date of Termination pursuant to any bonus and/or incentive compensation plan in effect at the time of Termination; (iii) any outstanding expense reimbursements then owed; and, (iv) any other unpaid vested amounts or benefits then due Ringold under any Company benefit plan. Ringold shall, in addition, be entitled to the following:

      A. Termination for Good Cause. If Ringold is Terminated for Good Cause then, except as otherwise specifically provided for hereby, Ringold's salary and benefits shall end and terminate immediately. If Ringold is Terminated for Good Cause then Ringold shall keep all those Options that have become exercisable ("Vested") on the date of Termination according to the schedule hereinafter provided and defined, and shall have three hundred sixty-five (365) calendar days to exercise said Vested Options. Those Options which would otherwise have Vested and become exercisable on any future date shall immediately cease to exist as issued options, having immediately reverted to the Company. Notwithstanding anything to the contrary, Ringold shall, at a minimum, have Vested not less than one hundred thousand (100,000) Options of the Options provided for according to the schedule hereinafter provided and defined, and the Company agrees to take whatever action is required to make such minimum number of additional Options Vested to the extent, if any, that at least 100,000 of said Options have not otherwise Vested. Ringold shall have 365 calendar days from Termination to exercise said Options Vested according to this provision

      B. Termination Without Good Cause. If Ringold is Terminated Without Good Cause then Ringold shall keep all those Options that have on the date of Termination Vested and shall in addition, provided Ringold first executes and does not rescind a reasonable full and final release of claims agreement, excluding claims relating directly to benefits on Termination as provided for in this Agreement, in favor of the Company (the form of which will be provided by the Company), receive as Vested Options all those Options which would otherwise have Vested over the course of the twenty four (24) months immediately following said Termination had Ringold remained an employee during that twenty four (24) month period. Ringold shall have 365 calendar days from Termination to exercise said Options Vested according to this provision. Those Options which would otherwise have Vested on any future date beyond twenty four (24) months immediately following Termination Without Good Cause shall immediately cease to exist as issued options, having immediately reverted to the Company. In addition, Ringold shall continue to receive his health benefits and then present salary or Base Salary (whichever salary is greater) each for a period of twenty four (24) months following Termination, the salary payable periodically but no less often than monthly, in substantially equal amounts, in accordance with the Company's payroll practices from time to time in effect, and shall be subject to withholdings required by federal, state and local laws.

      C. Voluntary Resignation. Should Ringold voluntarily resign and thus terminate his employment then Ringold shall keep all those Options that have on the date of Termination Vested and shall have thirty
            (30) calendar days to exercise said Vested Options. Except as otherwise provided for herein, those Options which would otherwise have Vested on any future date shall immediately cease to exist as issued options, having immediately reverted to the Company. Should Ringold voluntarily resign and thus terminate his employment then, except as otherwise specifically provided for hereby, Ringold's salary and benefits shall end and terminate immediately.

      D. Resignation for Good Reason. Should Ringold terminate his employment as a result of Resignation for Good Reason (as defined herein) then Ringold shall keep all those Options that have on the date of Termination Vested according to the schedule hereinafter provided and defined, and shall in addition, provided Ringold first executes and does not rescind a reasonable full and final release of claims agreement in favor of the Company (the form of which will be provided by the Company), receive as Vested Options all those Options which would otherwise have Vested over the Term. Ringold shall have 365 calendar days from Termination resulting from Resignation for Good Reason to exercise said Options Vested according to this provision. In addition, Ringold shall continue to receive his health benefits and then present salary or Base Salary (whichever salary is greater) each for a period of twenty four (24) months following Termination, the salary payable periodically but no less often than monthly, in substantially equal amounts, in accordance with the Company's payroll practices from time to time in effect, and shall be subject to withholdings required by federal, state and local laws. Notwithstanding anything to the contrary in this Agreement, if a Change in Control is the basis for Resignation for Good Reason, Ringold may elect, at his sole option, to receive such entire twenty four months continuing salary in a lump sum payable within fourteen (14) days of his Resignation for Good Reason becoming effective or, in the case of a merger or similar transaction, a lump sum payable simultaneous with the closing of such merger or similar transaction.

10. Additional Option to Terminate Employment on Permanent Disability or Death of Ringold. Notwithstanding anything to the contrary, the Company is hereby granted the option to immediately terminate Ringold's Employment in the event that Ringold shall become Permanently Disabled, as the term "Permanently Disabled" is hereinafter defined. For purposes of this Agreement, Ringold shall be deemed to have become permanently disabled if, even with any available reasonable accommodation, during any year of the term hereof, because of ill health, physical or mental disability, or for other causes beyond his control, he shall have been continuously unable or unwilling or have failed to perform his essential job duties hereunder for sixty (60) consecutive calendar days, or if, during any year of the term hereof, even with any available reasonable accommodation, he shall have been unable or unwilling or have failed to perform his essential job duties for a total period of sixty (60) business days, whether consecutive or not. For the purposes hereof, the term "any year of the term hereof" is defined to mean any period of 12 consecutive calendar months. Ringold's employment will immediately terminate upon and in the case of his death. Termination upon death or Permanent Disability shall be Termination Without Good Cause for all purposes of this Agreement.

11. Life Insurance. The Company may elect, at its sole discretion, to obtain "key man" or other life insurance or disability insurance on Ringold and may, at its sole discretion, designate the Company as either the sole or partial (in any percentage) beneficiary on said policy. Ringold agrees to cooperate with the Company in obtaining said insurance policy and further agrees to waive any physician/patient confidentiality privilege as may be required or arise as a result of said cooperation to the furtherance of this provision.

12. Compensation. The Company shall compensate Ringold during the Term in the following manner:

      A. Salary. The Company will pay Ringold a base salary at the annual rate of one hundred fifty thousand ($150,000.00) dollars ("Initial Base Salary"), payable periodically but no less often than monthly, in substantially equal amounts, in accordance with the Company's payroll practices from time to time in effect, and shall be subject to withholdings required by federal, state and local laws. The Company will review Ringold's salary at least once each year and may, at its sole discretion, increase Ringold's salary by providing additional salary above and beyond the Base Salary ("Amended Base Salary"). The Company shall provide a bonus plan whereupon by performance according to reasonable measures and milestones determined at the discretion of the Company's CEO, the Board or the Compensation Committee of the Board, Ringold may earn a bonus of up to fifty (50%) percent of his salary then in effect or, in the case of extraordinary performance, up to one hundred (100%) percent of his salary then in effect, and may similarly elect to include Ringold in any incentive plan subsequently approved and implemented. Except as specifically provided for herein, nothing shall be construed so as to obligate the Company to provide year-end bonuses or incentive plan participation for Ringold.


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      B.    Stock Option. The Company will grant to Ringold as of the Effective
            Date, options to purchase 180,000 shares ("Option" or "Options") of the Company's $0.01 par value common stock ("Common Stock").

            i. The Option shall be for a term of five (5) years, adjusted if necessary as to quantity and price to account for any stock splits, recombinations, stock dividends or similar and shall be subject to the terms and conditions of the qualified stock option plan approved at the Company's annual meeting on July 14, 2003 (the "Plan"). The exercise price of the Option shall be set at the fair market value (mean of the high and low price on the day immediately preceding the Effective Date, rounded up to the nearest whole increment of $0.05) of the Common Stock as reported on the OTC Bulletin Board, namely five and 05/100 ($5.05) dollars per share of Common Stock.

            ii. Provided that Ringold remains an employee of the Company, the Option shall become exercisable as follows:

                  a.    20,000 on October 1, 2004
                  b.    20,000 on January 1, 2005
                  c.    20,000 on April 1, 2005
                  d.    20,000 on July 1, 2005
                  e.    20,000 on October 1, 2005
                  f.    20,000 on January 1, 2006
                  g.    20,000 on April 1, 2006
                  h.    20,000 on July 1, 2006
                  i.    20,000 on October 1, 2006

            iii. Notwithstanding anything to the contrary the terms and conditions of the Option shall be governed by the Plan and by an "Incentive Stock Option Agreement" to be executed between the Company and Ringold on or prior to the Effective Date.

      C. Executive-Level Employee Benefits. Ringold will be entitled to participate in all medical, dental, life, short-term disability, long-term disability, 401k plan, paid time off, and other such benefit plans as are from time to time made available to other executive-level employees of the Company, subject to the provisions of those programs. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary, the Company will provide Ringold and his dependents with basic health and medical benefits on the terms that such benefits are provided to other executive-level employees of the Company. Ringold will also be entitled to holidays, sick leave and vacation in accordance with the Company's policies as then in effect, but in no event shall Ringold be entitled to less than three (3) weeks paid vacation per year. Executive-level employee benefits under this Section 12(D) shall include a right to incentive compensation, bonus compensation or profit sharing which shall be available to Ringold under additional provisions to be determined by the Company.

      D. Incentive and/or Bonus Compensation. Nothing herein shall be understood to compel or prevent the Company from providing additional, specific incentive and/or bonus compensation to Ringold based on performance as may be agreed between the parties in writing from time to time.

13. Expenses. The Company will promptly reimburse Ringold, in accordance with the Company's policies and practices in effect from time to time, for all expenses reasonably incurred by Ringold in performance of Ringold's duties under this Agreement, including reimbursement for miles driven by Ringold in furtherance of the Company's business ("Business Mileage"). Reimbursement for Business Mileage shall be at the standard mileage rate allowed by the Internal Revenue Service ("IRS") as set forth in the appropriate IRS publication. Business mileage does not include commuting from Ringold's residence to Ringold's primary place of work. Ringold is responsible for proper substantiation and reporting of Business Mileage and/or actual expenses.

14.   Golden Parachute Gross-Up Upon Change In Control.

      In the case where Ringold's option vesting accelerates as a result of a Change In Control (as defined in Appendix A), then:


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      A.    If Ringold's aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs would constitute an excess parachute payment under Section 280G of the Internal Revenue Code and the regulations there under, as determined in good faith by the Company's independent auditors, Ringold will receive a gross-up payment. The gross-up amount will be an amount that, after payment by Ringold of all income, payroll, and excise taxes on the gross-up payment, equals any excise taxes Ringold must pay under Internal Revenue Code Section 4999.

      B. All determinations needed to apply this Section shall be made in good faith by the Company's independent auditors. The independent auditors will assume that Ringold pays federal, state, and local income taxes at the highest marginal tax rate in the calendar year in which the gross-up payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of those state and local taxes.

      C. If Ringold's gross-up payment turns out to have been insufficient (for example, because Ringold receives payments that were not expected when the gross-up payment was calculated), the Company will pay Ringold an additional gross-up payment that, on an after tax basis, is sufficient to cover both the extra Internal Revenue Code
            Section 4999 excise taxes owed by Ringold and any interest, penalties, or additions he must pay because of the miscalculation of his excise tax liability. If Ringold receives a gross-up payment that turns out to have been excessive, Ringold shall pay the Company the excise tax included in the gross-up that he did not, in fact, have to pay, the federal, state and local income and payroll tax gross-up he received with respect to that excise tax amount (to the extent that he is allowed a federal, state, or local income tax deduction with respect to the repayment), and interest on the amount he must repay at the rate provided in Internal Revenue Code Section 1274(b)(2)(B).

      D. Ringold and the Company agree to cooperate with each other to resolve any administrative or judicial proceedings concerning the existence or amount of excess parachute payments with respect to payments or benefits Ringold receives.

      E. Notwithstanding anything to the contrary, the Company's total obligation to Ringold under this Section 12 and any provision thereof shall not exceed five hundred thousand ($500,000) dollars.

15. Assistance in Litigation. Ringold shall, upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after Employment. The provisions of this Section shall survive the termination of this Agreement. If Ringold's assistance is needed when he is not otherwise Employed by the Company, the Company shall compensate Ringold for his assistance at a rate of seventy five ($75) dollars per hour, and shall, in addition, reimburse Ringold for any direct expenses he incurs in connection with providing such assistance.

16. Successors; Binding Agreement; Assignment. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that Ringold must be given a position with the same authority, powers and responsibilities set forth herein with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. The Company may not assign this Agreement, (i) except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company, provided such acquirer expressly assumes and agrees in writing to perform this Agreement as provided in this Section. Ringold may not assign his rights or delegate his duties or obligations under this Agreement.

17. Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by Ringold and such officer as may be designated by the Board to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18.   Representations and Warranties.

      A. Ringold warrants and represents to the Company that the execution, delivery and performance of this Agreement by Ringold will not result in or constitute a breach of or conflict with any term, covenant, condition or provision of any commitment, contract or other agreement or instrument, including without limitation, any other employment agreement to which Ringold is or has been a party.

      B. The Company warrants and represents to Ringold that the execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary corporate action; and this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

16. Binding Agreement. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Ringold and Ringold's heirs, executors and administrators.

17. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever.

      A. The validity, legality and enforce ability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be effective or impaired thereby; and,

      B. To the fullest extent possible, the provisions of this Agreement (including, without limitation, each provision of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof and so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

18. Headings. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

20. Disputes. Any dispute arising under or relating to this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association. Such arbitration proceedings shall be conducted in the State of Minnesota in Hennepin County and judgment upon the award rendered may be entered in any court of competent jurisdiction.

21. Indemnification. The Company agrees to fully indemnify Ringold for any costs, legal expenses, fees, fines, judgments or other expenses of any kind that he may incur as a result of any actions he rightfully takes (or is alleged to have taken) in the course and scope of his employment with the Company subject to the limitations of Minnesota Statutes 302A.521. This provision shall apply in every specificity to any action taken or alleged to have been taken from the time of Ringold's first employment by the Company through the entire Term of this Agreement. The provisions of this Section shall survive the termination of this Agreement.

22. Directors and Officers Liability. The Company shall obtain and maintain a Directors and Officers liability insurance policy, providing coverage in such amount as the Board determines to be fiscally prudent, which policy shall cover Ringold during the entire term of his employment and which coverage is not less than that provided to any other Director or Officer at a cost to the Company acceptable to the Board. Such liability coverage shall effectively cover acts that occur during Ringold's employment and following the Termination thereof.

23. Notice. Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand, or 5 calendar days after being mailed, postage prepaid, registered with return receipt requested, addressed to the address set forth below or the then current address of Ringold or the principal office of the Company:

         If to the Company:
         1650 West 82nd Street, Suite 1200
         Bloomington, MN  55431

         If to Ringold:
         Richard W. Ringold

         --------------------------

         --------------------------

24. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions.

25. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Employment of Ringold by the Company and supersedes any and all prior understandings, agreements or correspondence between the parties.

EACH PARTY ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND RINGOLD RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT EACH PARTY HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OR RINGOLD OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

EACH PARTY FURTHER ACKNOWLEDGES THAT THEY HAVE CAREFULLY READ THIS AGREEMENT, THAT THEY UNDERSTAND ALL OF IT, AND THAT EACH HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT EACH WISHED TO DO SO.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Execution Date first written above.

GELSTAT CORPORATION                     RINGOLD

BY:    /s/  Stephen C. Roberts          BY:   /s/ Richard Ringold
       -----------------------                --------------------
       Stephen C. Roberts                     Richard Ringold
       Chief Executive Officer

                                   Appendix A
                                Change in Control

      1. "Change in Control" means one of the following events, except as provided in Section 2 of this Appendix:

      (a) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities in connection with a merger or otherwise; provided, however, this shall not apply to securities issued in connection with, or pursuant to, securities of the Company outstanding as of the date hereof.

      (b) Merger Approved. The stockholders of the Company approve a merger or consolidation of the Company with any other corporation unless the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

      (c) Sale of Assets. The stockholders of the Company approve an agreement or series of agreements for the Company's sale or disposition to one or more Persons of at least 70% of the Company's tangible assets provided, however, this shall not apply to the sale or transfer of assets to any Person in which the Corporation or existing shareholders of the Corporation control at least 51% of the combined voting power of the voting securities of said Person immediately following such transfer or sale of assets.

      (e) Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

      2. "Change in Control" shall not include: any acquisition of the Company by Ringold or a group of which Ringold is a member.

      3. As used in this Appendix A,

      "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Securities Exchange Act.

      "Person" has the meaning given in Securities Exchange Act Section 3(a)(9), as modified and used in Securities Exchange Act Section 13(d), and shall include a "group," as defined in Rule 13d-5 promulgated thereunder. However, a "person" shall not include: (i) the Company or its Affiliates (as that term is defined in Rule 405 of Regulation C under the Securities
      Act); (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or its Affiliates (iii) an underwriter temporarily holding securities pursuant to an offering; or
      (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

      "Securities Act" means the Securities Act of 1933.

      "Securities Exchange Act" means the Securities Exchange Act of 1934.